Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”) is made and entered into this 26th day of August, 2019, by and among Kaman Corporation, a Connecticut corporation (“Seller”), LJ KIT Blocker, Inc., a Delaware corporation (“Purchaser 1”), LJ KAI Blocker, Inc., a Delaware corporation (“Purchaser 2”), and LJ KFP Blocker, Inc., a Delaware corporation (collectively with Purchaser 1 and Purchaser 2, “Purchasers,” and each individually, a “Purchaser”) and Kaman Industrial Technologies Corporation, a Connecticut corporation (the “Company”).
WITNESSETH:
WHEREAS, Seller and Purchasers have entered into a Share Purchase Agreement, dated as of June 25, 2019 (the “Purchase Agreement”), pursuant to which, at the Closing, Seller has agreed to sell and transfer the Shares of the Company to Purchasers, and Purchasers have agreed to purchase the Shares of the Company from Seller;
WHEREAS, Seller currently provides certain services to the Company and its subsidiaries, including (i) Ruby Automation, LLC, a Delaware limited liability company (as the successor company to Kaman Automation, Inc.), (ii) Kaman Fluid Power, LLC, a Delaware limited liability company, and (iii) Ruby PR, LLC, a Puerto Rico limited liability company (as the successor company to Industrial Rubber & Mechanics, Inc.) (collectively, the “Subsidiaries” and each a “Subsidiary”);
WHEREAS, in order to assist in the transition of the Business to Purchasers after the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchasers desire to have the Company and its Subsidiaries receive from Seller, and Seller has agreed to provide, or cause to be provided, certain transition services as set forth herein to the Company and its Subsidiaries; and
WHEREAS, Purchasers and the Company acknowledge that Seller is not in the business of providing the transition services set forth in this Agreement to third parties and that such services will be provided by Seller at Purchasers’ request and solely to accommodate Purchasers and the Company and its Subsidiaries during the transitional period after the Closing so as to maintain the continuity of the Business and to enable the Company and its Subsidiaries to establish stand-alone status without continued reliance upon the services of Seller (“Transition”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to such terms in the Purchase Agreement, except as expressly provided herein.

ARTICLE II
SERVICES
Section 2.1Scope of Services.

(a)During the Term (as defined below) and subject to the provisions of this Agreement, Seller shall provide to the Company and its Subsidiaries, or cause to be provided to the Company and its Subsidiaries, (i) the services listed in Schedule 2.1 hereto (and Annex 2.1.1 thereto) and (ii) those services, systems, functions or responsibilities not specifically described in Schedule 2.1 (or Annex 2.1.1 thereto), but which are inherently required for the proper performance and delivery of the services listed in Schedule 2.1 (and Annex 2.1.1 thereto) (collectively, the “Services” and each of them, individually, a “Service”). Notwithstanding anything to the contrary that may be set forth or implied elsewhere in this Agreement or in the Purchase Agreement, Seller shall not, and shall be under no obligation to, provide (y) the services set forth in Schedule 2.2 hereto (collectively, the “Excluded Services”), and (z) any services other than those explicitly included in the Services and the Omitted Services (as defined below).

(b)If (i) Seller (or one of its Affiliates) provided a service (other than the Excluded Services) to the Company in the ordinary course during the 12 month period immediately prior to the Closing Date and such service is not set forth in Schedule 2.1 (or Annex 2.1.1 thereto) as of the date of this Agreement (each, an “Omitted Service”) and (ii) during the three month period after the date of this Agreement, Purchasers reasonably determine that the Company requires such Omitted Service in connection with the operation of the Company and none of Purchasers, the Company nor any of its Subsidiaries are reasonably able to provide or procure such Omitted Service on commercially reasonable terms without materially disrupting the continuity of the Business or causing a hardship to the Company, then Purchasers have the right to add such Omitted Service to Schedule 2.1 (or Annex 2.1.1 thereto, as applicable) by delivering a written notice to Seller (an “Omitted Service Notice”). As soon as reasonably practicable following receipt of an Omitted Service Notice, Seller (or one of its Affiliates) shall begin providing such Omitted Service to the Company, and the parties hereto shall amend Schedule 2.1 (or Annex 2.1.1 thereto, as applicable) to set forth such Omitted Service, the duration of such Omitted Service (not to exceed the Term), and the terms and conditions for the provision of such Omitted Service, as agreed upon by the parties hereto. The fees applicable to such Omitted Service shall be determined by written agreement of the parties hereto, with each party hereto negotiating the applicable fee in good faith; provided that in no event shall such applicable fee be more than the actual cost incurred by Seller in providing such Omitted Service to the Company. Notwithstanding anything to the contrary herein, under no circumstances shall Purchasers be required to pay for the cost of any Service or any Omitted Service twice pursuant to this Agreement.

Section 2.2Service Standards; Level of Service. Seller shall use commercially reasonable efforts to perform the Services with substantially the same degree and at substantially the same level of accuracy, quality, completeness, responsiveness and efficiency as provided during the 12 month period before the Closing Date, if applicable (the “Service Standards”). Subject to Sections 2.1 and 2.2, appropriate modifications in the manner of delivery of a Service may be made by Seller as necessary to ensure the security, confidentiality and data integrity of the Services upon written notice to the Company.

Section 2.3Means of Providing Services.

(a)Subject to Sections 2.1 and 2.2, Seller shall, in its reasonable discretion, determine the manner, means and resources used to provide the Services in accordance with its reasonable business judgment. Subject to Sections 2.1 and 2.2, in providing the Services, Seller may modify or replace (i) its policies and procedures, (ii) any Affiliates and/or third parties that provide any Services, (iii) the location from which any Service is provided, or (iv) the Intellectual Property rights, information technology assets, systems, products and services used to provide the Services.

(b)Subject to Sections 2.1 and 2.2, Seller will not be obligated to (i) maintain the employment of any specific employee or number of employees, (ii) hire any employees in addition to the employees who are currently employed by Seller for the provision of Services for the benefit of the Business, or (iii) acquire, lease or license additional systems, equipment or software in order to provide the Services. Certain of the personnel dedicated to the provision of the Services are set forth in Schedule 2.3(b) hereto (the “TSA Employees”). At the end of the Term, Purchasers shall cause the Company to offer employment to the TSA Employees on terms consistent with the provisions of Section 8.01 of the Purchase Agreement. If the Company fails to extend such an offer of employment to any TSA Employee, or if such an offer triggers severance for any TSA Employee, Purchasers shall promptly reimburse Seller for fifty percent (50%) of any severance actually paid by Seller to such TSA Employee within 180 days after the termination of the Services under this Agreement that such TSA Employee renders and receipt by Purchasers of documentation establishing the payment of such severance to such TSA Employee. For the avoidance of doubt, during the Term, TSA Employees shall be under the direction, control and supervision of Seller (and not Purchasers) and Seller shall have the sole right to exercise all authority with respect to, and shall be solely responsible for, the employment, assignment and compensation of such employees (including any withholding, employment or other tax obligations).

(c)Purchasers acknowledge and agree that the Services provided by a third party on Seller’s behalf, and the assets licensed from a third party and used in connection with providing the Services, remain subject to the terms and conditions of any applicable contracts with such third parties, and the Company (and its Subsidiaries) shall continue to adhere to such terms and conditions. Seller shall use commercially reasonable efforts to obtain any necessary consent from such third parties in order to provide such Services, and to the extent that any additional consent fees are requested by such third parties for such consents, Seller and Purchasers shall evenly divide such additional consent fees (unless such additional consent fees relate to an assignment of this Agreement by Purchasers, or a Change of Control of the Company, as described in Section 9.14, in which event Purchasers shall be solely responsible for any such additional consent fees); provided, that Purchasers consent to the fees to be paid; provided, further, that if Purchasers do not consent to paying a particular fee, then Seller will be relieved of its obligation to provide the Services with respect to that particular software or service.

(d)In the event that any such consent referred to in clause (c) above is not obtained despite Seller using commercially reasonable efforts to obtain the consent, the parties hereto shall discuss in good faith, as applicable, alternative arrangements or modifications to the Services in order to meet a mutually agreed alternative standard, including Seller using commercially reasonable efforts to obtain alternative providers or provide temporary workarounds. Seller shall obtain Purchasers’ consent prior to agreeing to any consent fees to be paid to a third party and shall afford Purchasers the opportunity to procure alternative arrangements.

(e)Subject to Sections 2.1 and 2.2, Seller reserves the right, upon giving prior written notice to Purchasers, to subcontract with third parties to provide all or part of any Service or the Services; provided, that Seller is responsible for any incremental costs in excess of the Fees in connection with such third party providing such Service. In the event of any subcontracting, Seller shall remain responsible for ensuring the provision of the Services in accordance with this Agreement.

Section 2.4Certain Limitations. Subject to Sections 2.1 and 2.2, the Services will be subject to the following limitations (the “Limitations”) unless otherwise agreed by the parties hereto:

(a)Seller will only be required to provide the Services to or for the benefit of the Business as conducted (or contemplated to be conducted during the Term in the Projection Materials) prior to the Closing Date. In particular, without limiting the generality of the foregoing, Seller will not be obligated to provide Services in a volume or quantity which exceeds the historical volumes or quantities of the services provided (or contemplated to be provided during the Term in the Projection Materials), by Seller to the Company and its Subsidiaries for the benefit of the Business other than to account for reasonable business growth (which growth will not obligate Seller to provide any additional functionality through the Services, to the extent not otherwise contemplated during the Term by the Projection Materials). For purposes of this Agreement, the term “Projection Materials” means the Additional Financial Data, the Project Ruby Confidential Evaluation Materials, dated March 2019, prepared by Robert W. Baird & Co. Incorporated and J.P. Morgan Securities LLC and the Project Ruby Management Presentation, dated April 2019.

(b)Seller will only be required to allocate the means and resources to provide Services necessary for the continued operation of the Business as was conducted (or contemplated to be conducted during the Term in the Projection Materials) prior to the

Closing Date, so that the Service Standards are conducted in a manner consistent with the operation of the Business prior to the Closing, and the manner in which the Business is contemplated to be conducted during the Term pursuant to the Projection Materials.

(c)Seller, as a legal entity, will not be obligated to devote its sole attention to the provision of the Services; provided that, for the avoidance of doubt, the TSA Employees will devote their sole attention to the provision of the Services.

(d)Seller will not be obligated to provide any Services to any entity other than the Company and its Subsidiaries.

(e)For the avoidance of doubt, Seller will not be required to convert Service(s) to technology platforms other than that supported by Seller in providing the Services, but Seller shall remain available during the Term to respond to Purchasers’ reasonable inquiries in any efforts by Purchasers to effectuate such conversions on its behalf.

(f)Seller will not be obligated to provide any Services to the extent prohibited by applicable Law.

(g)Purchasers will not use the Services other than in a manner related to the operation of the Business.

(h)As promptly as practicable during the Term, Purchasers shall use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services. Without limiting the foregoing, in connection with any acquisitions or transactions contemplated in the Projection Materials or otherwise undertaken by Purchaser or its Affiliates during the Term, Purchaser and its Affiliates will use commercially reasonably efforts to obtain transition services arrangements from the sellers that are parties to such acquisitions or transactions.

Section 2.5Temporary Suspension of Services. Upon notice to Purchasers, Seller may, in its reasonable discretion, suspend the provision of the Services (or any part thereof), from time to time, to enable it to perform routine or emergency maintenance to those parts or components of buildings, plant, machinery, information technology systems, or other assets of Seller required to provide the Services; provided, that: (a) Seller shall perform such routine maintenance outside of the normal business hours of the Company and its Subsidiaries or during other mutually acceptable times; (b) Seller shall provide Purchasers with reasonable prior notice of any routine maintenance and, if practicable, prior notice of any such emergency maintenance and the anticipated duration of the suspension; (c) Seller carries out the applicable maintenance and resumes provision of the relevant Services efficiently and promptly; and (d) Seller avoids any unnecessary interruption or disruption to the Business.

Section 2.6Emergencies. In the event of an emergency or other exceptional circumstance affecting Seller’s own business or the business of its Affiliates which require the allocation of resources normally used for the provision of the Services, Seller shall inform

Purchasers and the Company of such emergency or exceptional circumstance, and the parties hereto shall discuss in good faith the manner in which the Services will be provided until the emergency or exceptional circumstance is resolved. During such discussions Seller shall use commercially reasonable efforts to resume providing the Services in accordance with the Service Standards as soon as reasonably practicable. In the event such emergency or exceptional circumstance causes Seller to allocate limited resources between or among its Affiliates and the Company, Seller shall not provide to any of its Affiliates priority over the Company. Notwithstanding anything to the contrary contained in this Section 2.6, in the event any emergency or exceptional circumstance shall be a Force Majeure Event, the provisions of Section 9.1 will control with respect to such emergency or exceptional circumstance.

Section 2.7Cooperation.

(a)Each party hereto shall perform all obligations under this Agreement in good faith and use commercially reasonable efforts to cooperate with the other in order to facilitate the provision and receipt of the Services.

(b)Without limiting the foregoing, and subject to Section 7.2, (i) Purchasers and the Company (and its Subsidiaries) shall follow the workplace, security and data privacy policies, procedures, practices and requirements (collectively, the “Security Policies”) of Seller as applicable to the Services, and (ii) Seller shall follow the Security Policies of the Company as applicable to the Services to the extent that Seller was obligated to follow such Security Policies prior to the Closing; provided in the case of (i) and (ii) above, that none of the foregoing parties will be obligated to follow any policies, procedures and practices to the extent in doing so it would be in violation of applicable Law; provided, further, that the foregoing will in no way limit a party’s obligations to obtain consents pursuant to Section 2.3(c).

(c)Purchasers and the Company shall provide (and shall cause to be provided) to Seller and its employees, agents, consultants and contractors the following, at no cost to Seller, as necessary in the reasonable judgment of Seller in order for Seller to provide the Services pursuant to the terms hereof:  (i) access to facilities, hardware, equipment, systems, Intellectual Property and related items of the Company and its Subsidiaries; and (ii) access to, and the cooperation of, personnel of Purchasers, the Company and its Subsidiaries (including timely hiring and placement of those personnel necessary for knowledge transfer and assumption of functional responsibilities in connection with the Services).

(d)A failure of Seller, on the one hand, or Purchasers or the Company (and its Subsidiaries), on the other hand, to act in accordance with this Section 2.7 that prevents or materially inhibits the other party(s) ability to provide a Service or meet its obligations hereunder, including the failure to comply with Security Policies with which it is obligated to comply hereunder, will relieve such party(s) from such obligation until such time as the failure has ceased; provided, that the party that is unable to provide a Service or meet its obligations hereunder notifies the other party(s) promptly after becoming aware of such failure by the other party(s).

Section 2.8Unauthorized Access. If, at any time, Purchasers, the Company or its Subsidiaries (or any Affiliate thereof), on the one hand, or Seller or its Subsidiaries (or any Affiliate thereof), on the other hand, determines that (a) any of their respective personnel has sought to circumvent, or has circumvented, the Security Policies of the Company or the Seller, as applicable, (b) any unauthorized personnel of Purchasers, the Company or its Subsidiaries (or any Affiliate thereof), on the one hand, or Seller or its Subsidiaries (or any Affiliate thereof), on the other hand, has accessed Seller’s Systems or the Company’s Systems, as applicable, or (c) any of their respective personnel has engaged in activities that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, Seller, Purchasers or the Company, as applicable, shall promptly terminate (or cause to be terminated) such personnel’s access to Seller’s Systems or the Company’s Systems, as applicable, and promptly notify Seller or the Company (as applicable) in writing. In addition, (x) Seller will have the right to deny such personnel of Purchasers, the Company or its Subsidiaries (or any Affiliate thereof) access to Seller’s Systems and (y) Purchasers or the Company will have the right to deny such personnel of Seller (or any Affiliate thereof) access to the Company’s Systems, upon written notice to Purchasers or Seller, as applicable, in the event that Seller or Purchasers, as applicable, reasonably believe that such personnel have engaged in any of the activities set forth in this Section 2.8 or otherwise pose a security concern. Each party hereto shall reasonably cooperate with the other parties in investigating any apparent unauthorized access to or use of Seller’s Systems or the Company’s Systems, as applicable.

Section 2.9Insurance. Each party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. To the extent a party hereto insures, in whole or in part, through a comparable plan of self-insurance, the other parties acknowledge that such self-insurance will be acceptable for purposes of this Agreement.

Section 2.10Divestiture, Sale or Transfer of Assets. Subject to Sections 2.1 and 2.2, nothing in this Agreement will be deemed to limit Seller’s ability to divest, sell or otherwise transfer any of its assets, including contracts and Intellectual Property licenses.

ARTICLE III
PRICING

Section 3.1Payment for Services. As compensation for the Services, Purchasers shall (a) pay Seller the fees described in Schedule 2.1 and (b) reimburse to Seller an amount equal to Seller’s and its Affiliates’ out-of-pocket expenses incurred by Seller or its Affiliates that are attributable to providing the Services (including pro-rata shares of expenses incurred in connection with providing the Services); provided, that any such out-of-pocket expenses in excess of any expenses set forth in Schedule 2.1 are approved in writing by Purchasers in advance of such expenses being incurred by Seller (which approval will not be unreasonably withheld, conditioned or delayed) (the foregoing clauses (a) and (b), collectively, the “Fees”). Seller shall not be responsible for any delay or failure in providing the Services hereunder to the extent caused by an unreasonable delay or failure by Purchasers to approve any such out-of-pocket expenses. If Purchasers terminate any Service, the applicable fee for that Service set forth in Schedule 2.1 will be prorated on the next invoice for the actual time the Service was provided, and such fee will be eliminated from all future invoices. If Purchasers exercise their option to renew a Service in accordance with Section 4.1, the applicable fee for such Service set forth in Schedule 2.1 will be increased for the Renewal Term by an amount equal to 10% over the applicable fee set forth in Section 2.1.

Section 3.2Taxes. In addition to the other amounts payable under this Agreement, for any Services for which Seller charges Fees hereunder, Purchasers shall pay, or reimburse Seller for, the amount of any present or future Taxes levied against, upon or in respect of the Services and/or payable by Seller on amounts earned (if any, including the amount of any interest or penalties levied upon any such amounts, to the extent the interest or penalties result from the failure by Purchasers to pay Seller any amounts pursuant to this Section 3.2 when due) in connection with the provision of any Services or to the use of such Services by Purchasers, the Company and its Subsidiaries, other than (i) Taxes associated with Seller’s income, gross receipts (for the avoidance of doubt, not including sales tax), property or employment and (ii) Taxes that were levied against, upon or in respect of the Services prior to the Closing. Invoices issued pursuant to Section 3.3 will separately state any taxes payable by Purchasers. The parties shall be entitled to deduct and withhold Taxes required by applicable Law to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, (i) such amounts shall be paid to the proper Governmental Authority and (ii) the party that made such payment shall promptly provide to the party with respect to which withholding was made evidence of such payment to such Governmental Authority.

Section 3.3Billing and Cash Settlement. Any amounts due under this Agreement will be billed and paid for in the following manner: (a) Seller shall invoice Purchasers on a monthly basis for all Services delivered during the preceding month and all Taxes payable by Purchasers to Seller in accordance with Section 3.2 related thereto in the preceding month; (b) all undisputed amounts under each such invoice will be payable within 30 days after Purchasers’ receipt thereof; and (c) invoices and payment of all invoices in respect of the Services provided hereunder will be made in U.S. Dollars ($) payable by wire transfer of immediately available funds to such account or accounts as may be designated from time to time by Seller. If Purchasers fail to pay in full any invoice when due, interest will accrue daily on the unpaid amount at a rate of 3% per annum. With respect to any amounts due under this Agreement that accrue or are incurred by Seller or its Affiliates during the Term but that are not billed by Seller in a monthly invoice, or of which Seller does not become aware until after the Term, Seller shall set forth such fees in an invoice or invoices submitted to Purchasers following the end of the Term (each, a “Post-Term Invoice”), provided such invoice is submitted to Purchasers no later than 90 days following the date the applicable Service was rendered. Purchasers shall remit payment under any such Post-Term Invoice to Seller within 30 days after its receipt of such invoice.

ARTICLE IV
TERM; TERMINATION

Section 4.1Term; Renewal Option. The initial term of this Agreement will commence on the Closing Date and will end on the one year anniversary date thereafter (the “Initial Term”); provided, that, Purchasers will have the option to renew the term for one or more Services up to the period of time set forth in Schedule 2.1 (the “Renewal Term”) exercisable by written notice to Seller not less than 30 days before the expiration of the Initial Term (the Initial Term and the Renewal Term are collectively referred to as the “Term”). Notwithstanding the foregoing, the term period for a particular Service will end before the Initial Term to the extent set forth in Schedule 2.1, subject to Purchasers’ right to renew such period for the Renewal Term. The Fees charged by Seller will then be reduced by the amount applicable to such Services that so terminate, and if Purchasers have prepaid any such amounts, those amounts will be credited towards future invoices or refunded at Seller’s discretion.

Section 4.2Partial Termination of the Services. Except as set forth in Schedule 2.1, to the extent that a Service, or a portion thereof, can be terminated without requiring termination of all Services and without causing a material disruption to the Services provided by a third party, Seller will, at a mutually agreeable time no more than 30 days after Purchasers give written notice thereof, cease performance of any such Service or Services. As from the day such Service(s) ceases, the Fees will be appropriately reduced, and if Purchasers have prepaid any such amounts, those amounts will be credited towards future invoices or refunded at Seller’s discretion.

Section 4.3Termination of the Agreement. This Agreement or any Service hereunder may also be terminated:

(a)By either Seller or Purchasers upon written notice to the other party if the other party is in material breach of this Agreement or the Purchase Agreement; provided, however, that the breaching party will have 30 days from receipt of written notice thereof to cure such breach, at which time this Agreement or Service, as applicable, will terminate upon written notice if the breach has not been cured;

(b)By Purchasers upon written notice to Seller, if performance of this Agreement or any Service has been rendered impossible or impracticable for a period of 10 days as a direct result of the occurrence of any Force Majeure Event described in Section 9.1;

(c)By Purchasers with regard to a portion of the Services as provided under Section 4.2; or

(d)By either Seller or Purchasers upon written notice to the other party if the other party (i) files a petition in bankruptcy, (ii) becomes or is declared insolvent, or becomes the subject of any proceedings (not dismissed within 60 days) related to its liquidation, insolvency or the appointment of a receiver, (iii) makes an assignment on behalf of all or substantially all of its creditors, or (iv) takes any corporate action for its winding up or dissolution.

Section 4.4Effect of Termination. Upon any termination of this Agreement, no party hereto will have any further obligation to the other parties (including with respect to the provision of any Services), except:

(a)No termination of this Agreement will prejudice any claim a party may have under this Agreement that arises prior to the effective date of such termination;

(b)Such termination will not terminate or otherwise affect (i) any obligations to pay monies due or which become due for Services performed prior to the date of expiration or termination; (ii) the provisions of Articles V, VI, VII, VIII and IX; or (iii) any other obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination; and

(c)Purchasers shall reimburse Seller for any incremental fees charged by third party service providers in connection with the termination of Services.

ARTICLE V
INDEMNIFICATION

Section 5.1Indemnification. Subject to the limitations set forth in this Agreement, including in Article VI, Seller (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless Purchasers and the Company and their respective Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) (each, an “Indemnified Party”) from and against all Covered Losses arising out of or relating to (a) any third party claim relating to a breach by Seller of this Agreement or (b) a material breach by Seller of this Agreement, including a complete abandonment of a Service under this Agreement by Seller, except in each of the foregoing cases to the extent such Covered Losses result from the gross negligence or willful misconduct of a Purchaser or Purchaser-related Indemnified Party or other breach hereunder. Subject to the limitations set forth in this Agreement, including in Article VI, Purchasers (in such capacity, also the “Indemnifying Party”) shall indemnify and hold harmless Seller and its Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) (each, also an “Indemnified Party”) from and against all Covered Losses arising out of or relating to (y) any third party claim relating to a breach by a Purchaser, the Company or its Subsidiaries of this Agreement or (z) a material breach by Purchaser of this Agreement, except in each of the foregoing cases to the extent such Covered Losses result from the gross negligence or willful misconduct of Seller or any Seller-related Indemnified Party or other breach hereunder. The obligations set forth in this Section 5.1 shall survive for a period beginning on the date of the expiration or termination of this Agreement and ending on the date that is one year after the date of the expiration or termination of this Agreement.

Section 5.2Indemnification Procedures.

(a)Each Indemnified Party shall provide the Indemnifying Party with timely notice of any claim or liability subject to indemnification pursuant to Section 5.1; provided, that any failure by any Indemnified Party to so notify the Indemnifying Party will relieve the Indemnifying Party of its obligations under Section 5.1 only if and to the extent that the Indemnifying Party will have been actually prejudiced as a result of such failure.

(b)An Indemnified Party shall (i) give the Indemnifying Party prompt notice of an indemnifiable claim so as to afford the Indemnifying Party the opportunity to defend or negotiate a settlement of such indemnifiable claim hereunder at the Indemnifying Party’s expense; provided that the Indemnifying Party will not settle any such claim without the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, and (ii) reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in defending or settling such claim.

(c)If any Indemnified Party desires to assert any claim for indemnification provided for under Section 5.1 other than a claim in respect of, arising out of or involving a third-party claim, such Indemnified Party shall notify (such notice, a “Direct Claim Notice”) the Indemnifying Party in writing, and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim, except that the failure of an Indemnified Party to notify the Indemnifying Party will relieve the Indemnifying Party from its obligation to indemnify only to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure.

(d)Each of the parties shall use its commercially reasonable efforts to mitigate its respective losses hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any losses hereunder.

(e)Purchasers acknowledge that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Article VI, including the limitations on representations and warranties with respect to the Services.

(f)This Article V will be the exclusive remedy of Purchasers and the Company and their respective Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) for any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations or payments arising out of or relating to any misrepresentation or breach of the representations, warranties, covenants or agreements of Seller or its Affiliates contained herein or otherwise relating to the subject matter of this Agreement (except for actions for specific performance, injunctive relief or other equitable relief pursuant to Section 9.10). In furtherance of the foregoing, Purchasers and the Company and their respective Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) each hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller under this Agreement, arising under or based upon any Law, other than the right to seek indemnity pursuant to this Article V (except for actions for specific performance, injunctive relief or other equitable relief pursuant to Section 9.10).

ARTICLE VI
DISCLAIMER OF WARRANTIES; LIABILITY

Section 6.1DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO OTHER, AND EXPRESSLY DISCLAIMS ANY AND ALL OTHER, REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES, SOFTWARE

OR HARDWARE PROVIDED HEREUNDER, INCLUDING THE IMPLIED WARRANTIES WITH RESPECT TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

Section 6.2Limitation of Liability.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS PROVIDED IN SECTION 6.4, THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT OR ANYTHING DONE IN CONNECTION THEREWITH, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL NOT EXCEED AN AMOUNT EQUAL TO $11,000,000.

(b)Except as otherwise provided in this Agreement, Seller is responsible only for the performance of the Services and will not undertake responsibility for the performance of any other service, obligation or function of Purchasers, the Company or its Subsidiaries. Notwithstanding anything to the contrary herein, to the extent that Company or a Purchaser retains a third party service provider to provide a service as a replacement for a Service provided by the Seller, Seller will have no liability to Purchasers, the Company or its Subsidiaries in connection with any failure of such third party service provider to provide such service.

Section 6.3Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement (including the definition of Covered Loss), in no event will any party be liable to the other parties for (a) any damages incurred as a result of third party claims except as provided in this Agreement, (b) any indirect or consequential damages, or (c) any special, exemplary, incidental or punitive damages, including lost or anticipated revenues, diminution in value, loss of profits, lost or anticipated savings, loss of business opportunity or injury to goodwill or reputation, in connection with, or related to the performance of, this Agreement or arising out of the Services rendered hereunder, whether such liability is asserted on the basis of contract (including the breach or any termination of this Agreement or any matter contemplated in Article V)), tort (including negligence or strict liability), misrepresentation or otherwise, even if the party has been warned of the possibility of any such loss or damage in advance.

Section 6.4Exceptions. The limitation on liability set forth in Section 6.2 shall not apply in the case of Covered Losses suffered by Purchasers or Company resulting from the (a) complete abandonment of a Service under this Agreement by Seller or (b) gross negligence or willful misconduct of Seller.

Section 6.5Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
ARTICLE VII
CONFIDENTIALITY; SECURITY

Section 7.1Confidentiality. The parties hereto acknowledge that Seller, on the one hand, and Purchasers, the Company and its Subsidiaries, on the other hand, will have access to confidential and proprietary information concerning the other party, its customers, employees, Affiliates and its business, which information is not readily available to the public (“Confidential Information”).

(a)Confidential Information. For purposes of this Agreement, “Confidential Information” of a party means information, ideas, materials or other subject matter of such party, whether disclosed orally, in writing, electronically or otherwise, that is provided under circumstances reasonably indicating that it is confidential or proprietary. “Confidential Information” of a party will include any and all trade secrets, processes, techniques, drawings, models, customer-related information and data, computer programs, databases, business plans, technical data, product ideas, marketing data and plans, contracts and financial information disclosed or otherwise provided by the disclosing party (“Disclosing Party”) to the receiving party (“Receiving Party”). Confidential Information will not include any information or material that: (i) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party; (ii) is disclosed to the Receiving Party without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction); or (iii) is independently developed by the Receiving Party without reference to the Confidential Information and as evidenced by the records of the Receiving Party, or (iv) is properly known by the Receiving Party before receipt thereof from the Disclosing Party; provided, however, that the foregoing subsection (iv) will not apply to the Confidential Information of the Company or its Subsidiaries known to Seller prior to Closing, or the Confidential Information of Seller known to the Company or its Subsidiaries prior to Closing.

(b)Restrictions on Use. Confidential Information of the Disclosing Party will not be used for any purpose other than as expressly permitted under this Agreement, and will not be disclosed to any third party without the prior written consent of the Disclosing Party. Each party agrees to limit access to the other party’s Confidential Information to those of its Affiliates, directors, officers, employees, contractors and other representatives who: (i) have a need to know such Confidential Information for purposes of such party performing its obligations hereunder; and (ii) are obligated to protect the confidentiality of such Confidential Information. The Receiving Party shall treat the Confidential Information of the Disclosing Party with at least the same degree of care and protection as it would use with respect to its own confidential and proprietary information (and in no event less than a reasonable degree of care). Subject to Sections 6.2 and 6.3, the Receiving Party shall be responsible and liable to the Disclosing Party for any breach of this Article VII by the Receiving Party’s employees or other third parties receiving access to the Disclosing Party’s Confidential Information through or on behalf of the Receiving Party.

(c)Exclusions. Notwithstanding the foregoing, this Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation; provided, that, in such event, the Receiving Party shall promptly notify the Disclosing Party in writing to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order). Further, each party may disclose the terms and conditions of this Agreement (i) as required by the applicable securities laws or self-regulatory bodies or the rules, regulations or policies of any United States or foreign securities exchange, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities, (ii) in confidence, to legal counsel, (iii) in confidence, to accountants, banks and financing sources and their advisors, and (iv) in connection with the enforcement of this Agreement or any rights hereunder.

Section 7.2Security. If a party is given access to any of the other parties’ computer systems or software (collectively, “Systems”) or physical facilities in connection with receipt of the Services, the accessing party will not tamper with, compromise or circumvent any security or audit measures employed by the other parties. The accessing party will access and use only those Systems of the other parties for which it has been granted the right to access and use, and to access and use such Systems only to the extent reasonably necessary to provide or to receive the Services, as the case may be.

Section 7.3Remedies. The parties acknowledge, understand and agree that a breach of this Article VII may cause irreparable injury to the non-breaching party and that there may be no adequate or complete remedy at law available for such breach. Accordingly, the parties (a) agree that the non-breaching party will be entitled to seek enforcement of this Article VII by injunction (without the requirement to post bond or other security), and (b) irrevocably waive any defense based on the adequacy of the remedy at law which might be asserted as a bar to such injunctive relief.

ARTICLE VIII
INTELLECTUAL PROPERTY

Section 8.1Ownership of Intellectual Property.

(a)Except as otherwise expressly provided herein or in the Purchase Agreement, Seller, on the one hand, and Purchasers, on the other hand, will retain all right, title and interest in and to their respective Intellectual Property rights and any and all improvements, modifications and derivative works thereof, and no other license (other than to the extent necessary for the provision or receipt of the Services) or other right, express or implied, is granted hereunder by any party to its intellectual property rights.

(b)Each party shall from time to time execute any documents and take any other actions reasonably requested by the other parties to effectuate the purposes of this Section 8.1.

Section 8.2Reservation of Rights. Except as expressly provided in this Agreement, no party hereto will have any rights or licenses with respect to any hardware or facility of the other parties. All rights and licenses not expressly granted in this Agreement are expressly reserved by the relevant party.

ARTICLE IX
MISCELLANEOUS

Section 9.1Force Majeure. In the event that Seller is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, or if Seller fails to meet the Service Standards, by reason of events beyond its reasonable control (which may include acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster or riot) (each, a “Force Majeure Event”), Seller will not be obligated to deliver (or timely deliver, as applicable) the affected Services (including not delivering such Services on the Service Standards) during such period, and Purchasers will not be obligated to pay for any Services not delivered. Upon the occurrence of a Force Majeure Event, Seller shall give written notice to Purchasers of the Force Majeure Event upon which it intends to rely to excuse its performance and of the expected duration of such Force Majeure Event. The duties and obligations of Seller with regard to the Services hereunder that are directly affected by such Force Majeure Event will be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents Seller from performing its duties and obligations hereunder and in no event will such duties and obligations be tolled beyond expiration of the Term. During the duration of the Force Majeure Event, Seller shall use its commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use its commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. From, during and after the occurrence of a Force Majeure Event, Purchasers or the Company (or its Subsidiaries) may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services at Purchasers’ sole cost and expense.

Section 9.2Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement will also include the plural and vice versa. The captions and headings in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if.” The term “or” has the inclusive meaning represented by the phrase “and/or.” For purposes of calculating Fees, costs and expenses of the Services, the word “incurred” will be deemed to mean “expensed or incurred.” The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.3Preparation of this Agreement. The parties hereby acknowledge that (a) Purchasers and the Company, on the one hand, and Seller, on the other hand, jointly and equally participated in the drafting of this Agreement, (b) Purchasers and the Company, on the one hand, and Seller, on the other hand, have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (c) no presumption will be made that any provision of this Agreement will be construed against any party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

Section 9.4Relationships of the Parties. The parties hereto are and will remain independent contractors and not employees or agents of each other. Except as expressly granted by a party in writing, none of Purchasers, the Company or Seller will have any authority, express or implied, to act as an agent of such other party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture, fiduciary relationship or employment relationship among or between the parties (including their respective officers, employees, agents or representatives).

Section 9.5Employees of the Parties. The employees, agents or representatives of Seller providing services to Purchasers, the Company and its Subsidiaries under this Agreement will not be deemed employees, agents or representatives of Purchasers, the Company or its Subsidiaries. Similarly, the employees, agents or representatives of Purchasers, the Company or its Subsidiaries will not be deemed employees, agents or representatives of Seller.

Section 9.6Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws for the provision of the Services and to consummate the transactions contemplated herein.

Section 9.7Entire Agreement. This Agreement, the Purchase Agreement, the Exhibits and Disclosure Schedules thereto, together with the other Ancillary Agreements, the Confidentiality Agreement and the R&W Insurance Policy, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereto. The recitals hereto are incorporated herein by reference.

Section 9.8Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties, their successors and assigns, except as expressly provided otherwise in this Agreement.

Section 9.9Incorporation by Reference. Sections 12.06, 12.08 and 12.09 of the Purchase Agreement are incorporated by reference into this Agreement and shall be applied mutatis mutandis herein.

Section 9.10Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of proving the inadequacy of monetary damages as a remedy and without the requirement to post bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 9.11Notices. Any notice or other communication provided for in this Agreement or given hereunder to a party must be in writing and (a) sent by electronic mail,
(b) delivered in person, or (c) sent by overnight courier of national reputation, addressed as follows:

if to Purchasers or the Company, to: c/o Littlejohn & Co. LLC
8 Sound Shore Drive, Suite 303
Greenwich, Connecticut 06830
Attention: Antonio Miranda, Managing Director
Email: amiranda@littlejohnllc.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Sean P. Griffiths
Email: SGriffiths@gibsondunn.com

if to Seller, to:	Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Attention: Shawn G. Lisle, Senior Vice President and General Counsel
Email: Shawn.Lisle@kaman.com

with a copy to (which shall not constitute notice):

K&L Gates LLP
134 Meeting Street, Suite 500
Charleston, South Carolina 29401
Attention: James S. Bruce
Email: jamie.bruce@klgates.com

or such other address with respect to a party as such party notifies the other parties in writing as above provided. Each such notice or communication will be effective (A) if given by electronic mail, when electronic evidence of transmission is received, (B) if delivered in person, when so delivered, or (C) if given by overnight courier, upon delivery or refusal of delivery at the address specified in this Section 9.11.
Section 9.12Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.13Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.

Section 9.14Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns, except that (a) no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (subject to Section 2.3(d)) without the prior written consent of the other parties and (b) in the event of a merger or Change of Control of the Company, any Subsidiary or any single Purchaser, the prior written consent of Seller shall be required hereunder (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no consent of Seller shall be required in the event of any merger or Change of Control of Purchasers collectively to one or more affiliated acquirers, or with or into one or more affiliated surviving entities, in a single transaction or in connection with the acquisition, consolidation or restructuring of all or substantially all of the assets of the Business to one or more affiliated acquirers, or with or into one or more affiliated surviving entities, in a single transaction. For purposes hereof, “Change of Control” means any transaction in which, following such transaction, fifty percent (50%) or more of the outstanding voting equity of the acquired, surviving, or combined entity is owned, directly or indirectly, by Persons other than the equityholders of such party immediately prior to such transaction. Any increase in Fees resulting from a permitted assignment, merger or Change of Control hereunder shall be borne solely by Purchasers or the successor in interest hereunder to Purchasers.

Section 9.15Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

Section 9.16Counterparts; Effect. This Agreement may be signed in any number of counterparts, each of which will be an original and all of which together will constitute a single instrument. The electronic transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement.

Section 9.17Administrative Contacts. Purchasers designate Purchasers’ Chief Financial Officer (contact information above) as its administrative contact for purposes of this Agreement, and Seller designates Seller’s Chief Financial Officer (contact information above) as its administrative contact for purposes of this Agreement. All initial contacts between the parties regarding issues and matters arising under this Agreement or any other administrative matters in connection with the transactions contemplated hereby will be directed to such party’s administrative contact.

Section 9.18Dispute Resolution. Purchasers and the Company, on the one hand, and Seller, on the other hand, shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement amicably and promptly by good faith negotiations between executives who have authority to settle such dispute. A party may give the other parties written notice of any dispute not resolved in the normal course of business. Within five business days after delivery of such notice, the administrative contacts of the parties shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to use their respective commercially reasonable efforts to resolve the dispute. If the matter has not been resolved within five business days of the first meeting of such administrative contacts (or, if the parties are unable to mutually agree upon an acceptable time and place to meet, within five business days of the sending of such notice of dispute), a party may, by notice to the other parties, refer the matter to executives of the parties. Such executives shall negotiate in good faith to resolve the matter in an amicable manner within five business days of such second notice. In the event the matter is not resolved within such five-day period, a party may, by notice to the other parties, refer the matter to the parties’ chief executive officers. Such officers shall negotiate in good faith to resolve the matter in an amicable manner within five business days of such third notice. In the event the matter is not resolved within such five-day period, a party may pursue all other means available to it to resolve the dispute.

Section 9.19No Setoff. Each of the parties hereto hereby acknowledges that it will have no right under this Agreement to offset any amounts owed (or to become due and owing) to another party hereto, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by such other party.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.
SELLER:

Kaman Corporation

By: /s/ Robert D. Starr
Name: Robert D. Starr
Title: Executive Vice President and
Chief Financial Officer

[Signature Page - Transition Services Agreement]

PURCHASERS:

LJ KIT Blocker, Inc.

By:     /s/ Antonio Miranda
Name: Antonio Miranda
Title: President
LJ KAI Blocker, Inc.

By:     /s/ Antonio Miranda
Name: Antonio Miranda
Title: President
LJ KFP Blocker, Inc.

By:     /s/ Antonio Miranda
Name: Antonio Miranda
Title: President

[Signature Page - Transition Services Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

COMPANY:

Kaman Industrial Technologies Corporation

By:     /s/Alphonse J. Lariviere, Jr.
Name: Alphonse J. Lariviere, Jr.
Title: President

[Signature Page - Transition Services Agreement]